EXHIBIT 10.1
PERFORMANCE STOCK UNIT AGREEMENT
THIS PERFORMANCE STOCK UNIT AGREEMENT (the “Agreement”) is entered into by and between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and the Participant (defined hereafter) pursuant to the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”), in combination with a Long Term Incentive Award Summary (the “Award Summary”) and the performance vesting terms attached as Exhibit A to this Agreement (the “Performance Vesting Terms”). The Award Summary, which identifies the person to whom the performance-vested restricted stock units are granted (the “Participant”) and specifies the date of grant of this Award (the “Grant Date”) and other details of this Award under the Plan and the electronic acceptance of this Agreement, and the Performance Vesting Terms, are incorporated in this Agreement by reference.
1.Grant and Acceptance of PSUs.
(a)The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of performance-vested restricted stock units (each a “Performance Stock Unit” or “PSU”) set forth on the Award Summary. The number of PSUs that the Participant actually earns will be determined by the level of achievement of the Performance Goals in accordance with the Performance Vesting Terms contained in Exhibit A.
(b)The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.
(c)This Agreement and the PSUs are subject to the terms and conditions of the Plan, which are incorporated by reference in this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. Any capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan.
2.Performance Period, Sub-Performance Periods, and Goals; Vesting.
(a)Performance Period, Performance Sub-Periods, and Goals. The Performance Period and any Performance Sub-Periods will be as provided in Exhibit A. The number of PSUs earned by the Participant for the Performance Period and any Performance Sub-Periods will be determined at the end of such Performance Period and/or Performance Sub-Periods based on the level of achievement of the Performance Goal(s) in accordance with Exhibit A. All determinations of whether Performance Goal(s) have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.
(b)Vesting. Except as otherwise provided in this Agreement, the PSUs will vest and become nonforfeitable on the date provided in Exhibit A (the “Vesting Date”), subject to (i) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A, and (ii) the continued employment of the Participant by the Company or any Subsidiary from the Grant Date through the Vesting Date. The number of PSUs that vest and become payable under this Agreement shall be determined by the Company based on the level of achievement of the Performance Goal(s) set forth in Exhibit A and shall be rounded down to the nearest whole PSU.

(c)Forfeiture Due to Non-Achievement of Performance Goals. All unearned PSUs, as determined in accordance with Exhibit A, shall immediately be forfeited and cancelled.
(d)Termination of Employment.
(i)General. If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than a termination due to death or Disability (and except as provided in Article IX of the Plan), then any outstanding PSUs shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(ii)Death or Disability. If the Participant’s employment is terminated due to death or Disability prior to the Vesting Date, then the Participant or, as the case may be, the Participant’s estate, shall retain a portion of the PSUs evidenced by this Agreement equal to the product of (A) the number of PSUs that are deemed earned after the Committee determines the applicable Performance Goals have been achieved, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of termination, and the denominator of which is the total number of days in the Performance Period (the “Retained Award”), as provided in Section 6.6(a) of the Plan. Such Retained Award will remain outstanding and will be eligible to vest and settle as provided in Section 3 and Exhibit A. Any remaining PSUs not included in the Retained Award after giving effect to the preceding sentences shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(iii)Change in Control. Notwithstanding the foregoing, upon a Change in Control, any outstanding PSUs shall be treated in accordance with the terms of Article IX of the Plan; provided, however, that if an Alternative Award is provided in accordance with Section 9.1 of the Plan that includes the double trigger vesting treatment upon a Participant’s involuntary termination without Cause as described in Section 9.1(c) of the Plan, such treatment will also apply in the event the Participant voluntarily terminates the Participant’s employment with the Company or a Subsidiary for Good Reason within the two-year period referenced therein. For such Alternative Award, “Good Reason” shall mean, unless otherwise defined in the Participant’s employment agreement or offer letter with the Company or a Subsidiary, without the Participant’s prior written consent, (A) a material reduction by the Company or a Subsidiary of the Participant’s base salary or target annual bonus, in a manner that is not consistent with a broad-based reduction applicable to all members of the senior management team of the Company, (B) a material diminution in the Participant’s title, duties or responsibilities with the Company or a Subsidiary, or (C) a relocation of the Participant’s principal office to a location that is in excess of fifty (50) miles from its location as of the date of the Change in Control. Good Reason will exist only if (I) the Participant delivers written notice to the Company of the existence of an action that could constitute Good Reason within 30 days of the Participant’s knowledge of such action, (II) the Company fails to cure such action within 30 days of receiving such notice, and (III) if the Company fails to cure such action, the Participant terminates employment within 30 days after the end of the Company’s cure period. For purposes of clarity, if an Alternative Award is provided in accordance with Section 9.1 of the Plan, the form and timing of payment outlined in Section 3(b) of this Agreement shall apply to such Alternative Award.

3.Certification and Settlement of PSUs.
(a)As soon as administratively feasible following the end of the Performance Period or Performance Sub-Period, as applicable, and in no event later than 60 days following the end of the calendar year in which the Performance Period and/or any Performance Sub-Period ends, the Committee

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shall certify, in writing, whether or not, and to what extent, the Performance Goals for such Performance Period and/or Performance Sub-Period have been achieved.
(b)On or before the 30th day following the Vesting Date, the Company will issue to the Participant one share of Common Stock underlying each vested PSU (subject to Section 7(f) of this Agreement and Section 11.9 of the Plan in the case of PSUs that are “deferred compensation” subject to Code Section 409A).

4.Forfeiture for Competition, Financial Restatements, and Clawback.
(a)Notwithstanding anything in this Agreement to the contrary, the Participant agrees and acknowledges that the PSUs shall be subject to the forfeiture provisions contained in Section 6.7 of the Plan if, during the Covered Period, the Participant engages in Wrongful Conduct. In the event that the Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence, the Company restates any of its financial statements, then the PSUs will be subject to the forfeiture provisions contained in Section 6.8 of the Plan.
(b)The Participant hereby acknowledges and agrees that this Award and this Agreement (and any settlement of this Award) are subject to the terms and conditions of the Company’s clawback policies applicable to the Participant, as may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations (including applicable rules and regulations of any national securities exchange or national securities association on which the shares of Common Stock may be traded) (the “Compensation Recovery Policy”). Further, by receiving this Award, the Participant (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that the Participant is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to Company action, to facilitate the recovery or recoupment by the Company from the Participant of any such compensation or other amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
5.Issuance of Shares.
(a)The shares of Common Stock issued in settlement of the PSUs shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s heirs or estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. The Company shall not be required to issue fractional shares of Common Stock upon settlement of the PSUs.
(b)To the extent permitted by Section 409A of the Code, the Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long

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as the Company determines to be necessary or advisable to satisfy the following: (i) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (ii) compliance with any requests for representations; and (iii) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.
6.Participant’s Rights with Respect to the PSUs.
(a)Restrictions on Transferability. Except as provided in Section 11.1 of the Plan, the PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than with the consent of the Company or by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death.
(b)No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the PSUs granted hereby unless and until shares of Common Stock are issued to the Participant.
(c)No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan).
(d)No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the PSUs, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the PSUs is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.
7.Miscellaneous.
(a)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.
(b)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.
(c)Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. All notices and other communications

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required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery. All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after mailing.
(d)Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the PSUs as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant. This Agreement may not be amended, modified or supplemented orally.
(e)Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(f)Tax Withholding; Section 409A.
(i)The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) up to the maximum statutory withholding rate imposed by federal, state or local or foreign tax laws with respect to the PSUs. No shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such PSUs. To the extent permitted by Section 409A of the Code, the Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Participant may elect to tender shares of Common Stock (including shares of Common Stock issuable in respect of the PSUs) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).
(ii)It is intended that the provisions of this Agreement comply with Section 409A of the Code or an exemption thereunder to the extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.
(g)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(h)Employee Data Privacy. By signing this Agreement, including by way of electronic acceptance of this Agreement by means acceptable to the Company, the Participant explicitly and unambiguously consents to the collection, processing, and transfer (electronically or otherwise) of the Participant’s personal data as described in this Agreement by and among, as applicable, the Company, Subsidiaries, the Participant’s employer (the “Employer”), and any third parties as necessary, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Moreover, the Participant explicitly acknowledges and agrees that the Company and the Employer may hold certain personal information about the Participant (including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, employment status, tax

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identification number, passport or other identification number, salary, nationality, job title, any Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor, and data for tax withholding purposes) for the purposes of implementing, administering and managing the Plan (“Data”). The Participant understands that Data will be transferred to third parties assisting the Company with the implementation, administration and management of the Plan. The Participant expressly authorizes such transfer to and processing by third parties. Furthermore, the Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant explicitly consents to the transfer of the Participant’s personal data to countries other than the Participant’s country of employment. The Company will take reasonable measures to keep the Participant’s personal data private, confidential, and accurate. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant further understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources contact, may obtain details with respect to the collection, storage, processing and transfer of Data in relation to the Plan participation, may also request access to and updates of such Data, if needed, by contacting the Participant’s local Human Resources contact, and may refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources contact. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.
(i)Consent to Electronic Delivery. By entering into this Agreement and accepting the PSUs, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the PSUs through the Company’s web site or other modes of electronic delivery.
(j)Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
(k)Further Assurances. The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated in this Agreement, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.
(l)Investigations. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (or otherwise) (i) limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or The Sarbanes-Oxley Act of 2002 or to any comparable government agency pursuant to any comparable legislation in non-U.S. jurisdictions) or (ii) prevents the Participant from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental

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authorities or agencies regarding possible legal violations (for purposes of clarification, the Participant is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act or to any comparable government authorities or agencies pursuant to applicable legislation in non-U.S. jurisdictions). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
Provisions Relating to California Participants. Notwithstanding any provisions in this Agreement, the RSUs shall also be subject to the special terms and conditions set forth in the California Addendum attached as Appendix A to this Agreement if the Participant is employed and/or resides in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. The California Addendum attached hereto as Appendix A constitutes part of this Agreement.

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Exhibit A
Performance Vesting Terms
2026 PSU Award
The Performance Vesting Terms set forth on this Exhibit A apply to the PSUs granted to the Participant on the Grant Date in 2026 (the “PSU Award”) pursuant to the Participant’s Performance Stock Unit Agreement (the “Agreement”) under the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Plan”). Capitalized terms used in this Exhibit A that are not specifically defined herein have the meanings given to them in the Agreement or the Plan, as applicable.
Definitions. For purposes of this Exhibit A:
“Adjusted Corporate EBITDA” is a measure of the Company’s profitability. It is calculated as net income (loss), adjusted for income taxes; non-vehicle depreciation and amortization; non-vehicle debt interest, net; vehicle debt-related charges; restructuring and restructuring related charges; unrealized (gains) losses from financial instruments; change in fair value of the Company’s publicly traded warrants; and certain other miscellaneous or non-recurring items.
“Beginning Average Price” means, with respect to the Company and each member of the Peer Group, the average of the closing market prices of such entity’s common stock for the twenty (20) consecutive trading days preceding January 1, 2026 on the principal stock exchange on which the stock is then traded.
“Ending Average Price” means: (a) with respect to the Company for purposes of the Absolute TSR Modifier, the average of the closing market prices of the Company’s common stock for the twenty (20) consecutive trading days preceding and including December 31, 2028 on the principal stock exchange on which the stock is then traded; and (b) with respect to the Company and each member of the Peer Group for purposes of the RTSR PSUs, the average of the closing market prices of such entity’s common stock for the twenty (20) consecutive trading days preceding and including December 31 of the applicable Performance Sub-Period on the principal stock exchange on which the stock is then traded.
“Peer Group” means the entities named on Annex 1 attached hereto.
If, during a Performance Sub-Period, a member of the Peer Group (a) files for bankruptcy, reorganization and/or liquidation, or is operating under bankruptcy protection, then such entity will be included in the RTSR calculation for such Performance Sub-Period, except that RTSR will be calculated as if such entity achieved Total Shareholder Return of negative 100%; and (b) if, by the last day of the applicable Performance Sub-Period, a member of the Peer Group has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in clause (a) above), then RTSR for such Performance Sub-Period will be calculated as if such entity had never been a member of the Peer Group; and (c) except as otherwise described in the preceding clauses (a) and (b), for purposes of this Exhibit A, for each of the entities listed in Annex 1, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity.
“Performance Period” means the three-year period commencing January 1, 2026 and ending December 31, 2028.
“Performance Sub-Period” means: (a) with respect to the EBITDA PSUs, each of the following periods within the Performance Period: (i) January 1, 2026 through December 31, 2026, (ii) January 1, 2027 through December 31, 2027, and (iii) January 1, 2028 through December 31, 2028; and (b)

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with respect to the RTSR PSUs, each of the following periods within the Performance Period: (i) January 1, 2026 through December 31, 2026, (ii) January 1, 2026 through December 31, 2027, and (iii) January 1, 2026 through December 31, 2028.
“Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Company’s Total Shareholder Return as compared to (but not included in) the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the applicable Performance Sub-Period.
“Total Shareholder Return” or “TSR” means, with respect to the Company and each member of the Peer Group, the quotient of: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Average Price from the applicable Ending Average Price, plus (ii) all dividends and other distributions during the Performance Period (in the case of the EBITDA PSUs) or the applicable Performance Sub-Period (in the case of the RTSR PSUs), divided by (b) the applicable Beginning Average Price.
For purposes of determining Total Shareholder Return, any non-cash distributions shall be valued at fair market value. For the purposes of determining the Beginning Average Price, Ending Average Price, and Total Shareholder Return, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution. There shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the PSU Award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Performance Period (or during the applicable period for determining the Beginning Average Price or Ending Average Price, as the case may be).
Performance Measures. 50% of the PSUs shall be earned solely based on achievement of performance goals relating to the Company’s Adjusted Corporate EBITDA (such PSUs, the “EBITDA PSUs”), and the remaining 50% of the PSUs shall be earned solely based on achievement of performance goals relating to the Company’s Relative Total Shareholder Return (such PSUs, the “RTSR PSUs”).
Performance Goals and Performance Sub-Periods. Each of the EBITDA PSUs and the RTSR PSUs shall be further divided into three substantially equal tranches (each, a “Tranche”), which tranches shall be earned based on the achievement of the applicable Performance Goal for the applicable Performance Sub-Period as set forth in the tables below. Depending on the Company’s satisfaction of the applicable Performance Goals for the applicable Performance Sub-Periods, the Participant may earn the PSUs in each Tranche as follows:
EBITDA PSUs
(50% of the PSU Award)

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Tranche	Performance Sub-Period	Performance Goals	Percentage of EBITDA PSUs Earned in Tranche*
Tranche 1 (1/6 of the PSU Award)	January 1, 2026 through December 31, 2026	Maximum $600 million	200%
		Target $400 million	100%
		Minimum $0	25%
Tranche 2 (1/6 of the PSU Award)	January 1, 2027 through December 31, 2027	To be determined at beginning of 2027
Tranche 3 (1/6 of the PSU Award)	January 1, 2028 through December 31, 2028	To be determined at beginning of 2028
* Subject to Absolute TSR Modifier
RTSR PSUs
(50% of the PSU Award)

Tranche	Performance Sub-Period	Performance Goals	Percentage of RTSR PSUs Earned in Tranche*
Tranche 1 (1/6 of the PSU Award)	January 1, 2026 through December 31, 2026	Maximum 75th Percentile	200%
		Target 50th Percentile	100%
		Minimum 25th Percentile	50%
Tranche 2 (1/6 of the PSU Award)	January 1, 2026 through December 31, 2027	Maximum 75th Percentile	200%
		Target 50th Percentile	100%
		Minimum 25th Percentile	50%
Tranche 3 (1/6 of the PSU Award)	January 1, 2026 through December 31, 2028	Maximum 75th Percentile	200%
		Target 50th Percentile	100%
		Minimum 25th Percentile	50%
* Subject to Absolute TSR Modifier

Payout Ranges. The payout ranges for the EBITDA PSUs and the RTSR PSUs in each Tranche will be from 0% to 200% of the number of EBITDA PSUs and RTSR PSUs in such Tranche. The Performance Goals for the EBITDA PSUs and the RTSR PSUs, as applicable, must be satisfied at least at the “Minimum” threshold level to receive a payout in respect of such PSUs.
Determination of Tranche 2 and Tranche 3 Adjusted Corporate EBITDA Performance Goals. The Committee or the Board will set the Adjusted Corporate EBITDA Performance Goals for calendar years 2027 and 2028 at the beginning of each of such years, and such Performance Goals will be separately communicated to the Participant following such determination.

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Determining Earned PSUs. The number of EBITDA PSUs and RTSR PSUs, as applicable, that will be eligible to vest (referred to as “Earned PSUs”) in a specific Tranche will be determined by multiplying the number of EBITDA PSUs and RTSR PSUs in the Tranche by the percentage of Adjusted Corporate EBITDA and RTSR achievement (between 0% and 200%), respectively, for the applicable Performance Sub-Period (subject, in each case, to the Absolute TSR Modifier, as described below). Achievement above the “Minimum” level and in between the stated percentages above will be subject to interpolation on a linear basis. Earned EBITDA PSUs and RTSR PSUs will be determined independently and on a Tranche-by-Tranche basis.
Vesting Date. The Vesting Date for all Earned PSUs granted pursuant to this Agreement will be March 2, 2029.
Absolute TSR Modifier. With respect to any EBITDA PSUs and RTSR PSUs that are earned based on Performance Goal achievement, payout will be capped at 100% of the target number of PSUs evidenced by the Agreement if the Company’s Total Shareholder Return from January 1, 2026 through December 31, 2028 is less than 0% (the “Absolute TSR Modifier”).

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Annex 1
to
Performance Vesting Terms

RTSR Peer Group
Combined constituents of the S&P Transportation Select Industry Index, the S&P 1500 Hotels, Resorts, and Cruise Lines Industry Index, and the S&P 1500 Automotive Retail Industry Index (as of the Grant Date)

Advance Auto Parts Inc.	FTAI Infrastructure Inc.	Norwegian Cruise Line Holdings Ltd.
Airbnb, Inc.	Genco Shipping & Trading Limited	Old Dominion Freight Line, Inc.
Alaska Air Group, Inc.	Group 1 Automotive, Inc.	O’Reilly Automotive, Inc.
Allegiant Travel Co.	GXO Logistics, Inc.	Penske Automotive Group, Inc.
American Airlines Group Inc.	Heartland Express, Inc.	Royal Caribbean Cruises Ltd.
ArcBest Corporation	Hilton Grand Vacations Inc.	RXO, Inc.
Asbury Automotive Group Inc.	Hilton Worldwide Holdings Inc.	Ryder System, Inc.
AutoNation, Inc.	Hub Group, Inc.	Sabre Corporation
AutoZone Inc.	Hyatt Hotels Corporation	Saia, Inc.
Avis Budget Group, Inc.	J.B. Hunt Transport Services, Inc.	Schneider National, Inc.
Booking Holdings Inc.	JetBlue Airways Corporation	SkyWest, Inc.
C.H. Robinson Worldwide, Inc.	Joby Aviation, Inc.	Sonic Automotive, Inc.
CarMax, Inc.	Kirby Corporation	Southwest Airlines Co.
Carnival Corp. & plc	Knight-Swift Transportation Holdings Inc.	Sun Country Airlines Holdings, Inc.
Carvana Co.	Landstar System, Inc.	Travel + Leisure Co.
Choice Hotels International, Inc.	Lithia Motors, Inc.	Uber Technologies, Inc.
Covenant Logistics Group, Inc.	Lyft, Inc.	U-Haul Holding Company
CSX Corporation	Marriott International, Inc.	Union Pacific Corporation
Delta Air Lines, Inc.	Marriott Vacations Worldwide Corporation	United Airlines Holdings, Inc.
Expedia Group, Inc.	Marten Transport, Ltd.	United Parcel Service, Inc.
Expeditors International of Washington, Inc.	Matson, Inc.	Valvoline Inc.
FedEx Corporation	Monro, Inc.	Werner Enterprises, Inc.
Forward Air Corporation	Murphy USA Inc.	Wyndham Hotels & Resorts, Inc.
Frontier Group Holdings, Inc.	Norfolk Southern Corporation	XPO, Inc.

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APPENDIX A
TO
PERFORMANCE STOCK UNIT AGREEMENT

CALIFORNIA ADDENDUM

Additional Terms and Conditions for PSUs Granted Under
the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan

Terms and Conditions

This Addendum includes additional terms and conditions that govern the PSUs granted to you under the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (referred to as the “Plan”) if you are employed and/or reside in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your PSUs. By accepting your PSUs, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your PSUs.

Forfeiture for Competition. For purposes of Section 4(a) of the Agreement, “Wrongful Conduct” shall mean you directly or indirectly, disclose or misuse any confidential information of the Company or any of its Affiliates.

Employee Data Privacy. The following sentence is added to the end of Section 7(h) of the Agreement to read as follows:

“If the Participant is a California resident, the Participant should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about the Participant and the purposes for which the Company will use such data.”

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